Exhibit 10.3

Supplemental Agreement on Mobile Data Service

Party A: China Unicom Co., Ltd.

Address: Jia No.133, North Xidan Street, Xicheng District, Beijing, China

Legal Representative: Wang Jianzhou

Party B: Guangzhou NetEase Computer System Co., Ltd. (hereinafter individually or collectively referred to as the “SP” or “CP/SP”)

Address:

Legal Representative:

Whereas:

1. Party A and Party B have entered into the “China Unicom Mobile Data Cooperation Agreement” (Serial No. CUVAS-A3115/SMS/ap(1)) (hereinafter referred to as the “Agreement”) as of July 29, 2003, which is being legally performed.

2. According to the Agreement, the services rendered by Party B include “Uni-Info” SMS service (connected via 165 SMS gateway, or Unicom SMS integrated gateway).

3. According to market research and actual performance of the Agreement, Party A and Party B agree that it is necessary to make certain adjustments to the methods of billing and settlement provided in the Agreement, and introduce a withdraw mechanism based upon market competition.

4. Unless specifically indicated, the terms used in this supplemental agreement shall have the same meaning with the terms in the Agreement.

Therefore, upon amicable negotiations, Party A and Party B hereby agree as follows:

Chapter I Adjustment to the Billing and Settlement Method for “Unicom-Info”

Article 1 Adjustment to Billing Method

A. Communication Fee

(1) Communication fee under “Uni-Info” shall include: uplinking communication fee, downlinking communication fee, and unbalanced communication fee.

(2) Definition:

a) Uplinking communication fee: means such fee that occurs when an SMS sent by a subscriber’s cell phone has arrived at Party B’s SMS gateway.

b) Downlinking communication fee: means such fee that occurs when an SMS sent by Party B’s SMS gateway has arrived at the subscriber’s cell phone.

c) Unbalanced communication fee: means such fee arising from unbalanced portion of SMS (that is, entries of downlinking SMS minus entries of uplinking SMS).

(3) Method for Billing and Collection

Uplinking communication fee and downlinking communication fee shall be collected by Party A from subscribers; unbalanced communication fee shall be collected by Party A from Party B.

(4)	Fee Rate

Uplinking communication fee: RMB0.05 per entry;

Downlinking communication fee: RMB0.05 per entry;

Unbalanced communication fee: RMB0.05 per entry.

B.	Information Service Fee Prior to Settlement

Definition: Information service fee arising prior to the settlement between Party A and Party B.

C.	Adjustment to the Monthly Customized Service Mode

(1) SP shall send SMS to subscribers such service fee list in the form provided by China Unicom explicitly indicating the monthly rate for such service.

(2) The generation of the monthly service list shall be subject to the receipt by gateway of a status reply report indicating successful delivery of such SMS. SP shall not repeat sending service list via SMS to those subscribers who have already received such list.

(3) SP shall provide a three-day grace period to subscribers who have subscribed to the monthly customized service.

(4) The following rule shall be applied in determining customization relationship with the SP that has observed the rules of China Unicom regarding service management: if a subscriber takes no action upon receipt of the current month service list, it shall be determined as the establishment of customization relationship for the following month.

(5) The following rule shall be applied in determining customization relationship with the SP that has violated the rules of China Unicom regarding service management: upon receipt of the current month service list, the subscriber should send “MO” to confirm the customization relationship for the following month.

(6) Due to the limit of the Uni-Info service management platform, SP shall provide China Unicom with the customization relationship of all the subscribers who receive such service.

Article 2 Adjustment to Settlement Method

(1)	Definition:

Preferential service period: When Party B has passed the qualification examination for network accession, Party A shall grant to Party B certain preferential treatment regarding profit distribution and service management within the three-month period after Party B’s activation of billing to its service.

(2)	Settlement of Communication Fee:

Party A shall collect the uplinking communication fee and downlinking communication fee directly from subscribers, and shall not make a settlement with Party B.

(3)	Method for the Settlement of Unbalanced Communication Fee

(a) Formula: Unbalanced communication fee that Party A collects from Party B = (entries of downlinking SMS - entries of uplinking SMS) x RMB 0.05 per entry.

(b) In the formula, downlinking SMS also includes such SMS in PUSH format.

(c) Unbalanced communication fee shall be paid by Party A to Party B, and shall not be distributed between Party A and Party B. During the settlement, it can be deducted from the information service fee that Party A has paid to Party B after pro rata distribution between Party A and Party B.

(4)	Settlement of Information Service Fee

(a) Formula for settlement of information service fee:

Information service fee that Party A pays to Party B = (information service fee prior to settlement - non-performing account (at 8% of the information service fee prior to settlement) ) x Party B’s distribution ratio - unbalanced communication fee.

(b) Principle for calculation of distribution ratio between Party A and Party B:

(i) During preferential service period:

Information service fee prior to settlement shall be distributed in the ratio of 2:8 between Party A and Party B after deduction of non-performing account.

(ii) Beyond preferential service period:

Principle for distribution: Party A shall rank in descending sequence all the CP/SP that are beyond the preferential service period according to the amount of information the service fee prior to settlement, and will carry out distribution settlement with Party B according to Party B’s ranking and in accordance with the formula for the settlement of information service fee. If the ranking of any CP/SP is affected by account reconciliation, such ranking shall be calculated according to Party A’s data prior to the account reconciliation.

Method for calculation of ranking: All the CP/SP that are beyond the preferential service period shall take part in the ranking. Ranking shall be divided into four categories, including “top 5%,” “5-45%,” “45-85%” and “below 85%.” If any decimal appears when the total number of CP/SP is multiplied with (5%, 45%, or 85%), only the integer will remain, and the decimal will be omitted.

a. When the information service fee of Party B ranks in the top 5%, the current month information service fee shall be distributed between Party A and Party B in the ratio of 1:9, respectively.

b. When the information service fee of Party B ranks between 5% to 45%, the current month information service fee shall be distributed between Party A and Party B in the ratio of 2:8, respectively.

c. When the information service fee of Party B ranks between 45% to 85%, the current month information service fee shall be distributed between Party A and Party B in the ratio of 3:7, respectively.

d. When the information service fee of Party B ranks below 85%, the current month information service fee shall be distributed between Party A and Party B in the ratio of 4:6, respectively.

(5)	Settlement Cycle

(a) The settlement between Party A and Party B shall be carried out once in each month.

(b) Settlement cycle: The settlement cycle for China Unicom’s value-added service shall be one calendar month.

(6)	Settlement Process

(a) Subscribers use wireless data service for the first month;

(b) Party B may consolidate account with Party A within 15 days of the following month; if the discrepancy is above 5%, the parties shall negotiate for a solution, Party B shall deliver the account reconciliation report and invoice that have been affixed with Party B’s official chop to Party A’s contact person no later than the 25th of the following month;

(c) Party A shall remit the settlement payment to the bank account designated by Party B no later than the 28th of the third month;

(d) If Party B fails to deliver the account reconciliation report and invoice that have been affixed with Party B’s official chop as Party A has required prior to the 25th of the month following the service, Party A shall postpone the settlement payment of the current month to the end of the following quarter until Party A has received Party B’s account reconciliation report and invoice. (This provision does not constitute the breach of deferred payment as provided in the Agreement.)

Chapter II “Uni-Info” Service Withdraw Mechanism and Termination by Agreement

Party A and Party B agree to investigate the status of “Uni-Info” service in terms of service testing, service development, and service violation, and shall adopt appropriate withdraw mechanism according to the result of such investigation. If Party B no longer provides such service as a result of the operation of withdraw mechanism, the Agreement between Party A and Party B shall be automatically terminated.

1. Basis for the establishment of withdraw mechanism

(1) Service testing

(2) Service development

(3) Service violation

2.	Rules for the withdraw mechanism

(1)	CP/SP withdraw mechanism based upon service testing:

If Party B fails to pass the testing within three months (from the date that Party A notifies Party B to take the testing) after its application for the “Uni-Info” service, the “Uni-Info” cooperation agreement between Party A and Party B shall be automatically terminated, and the qualification for “Uni-Info” accession shall also be automatically revoked.

(2)	CP/SP withdraw mechanism based upon service development:

(a)	Rules for service withdraw:

(i) Upon conclusion of the preferential service period, if Party B’s information service fee ranks in the last 5% for three consecutive months, Party B will receive a yellow warning card, and will be dealt with in accordance with the following procedures for service yellow warning card.

(ii) Upon conclusion of the preferential service period, if Party B’s information service fee ranks in the last 5% for six consecutive months, Party B will receive a red warning card, and will be dealt with in accordance with the following procedures for service red warning card.

(b)	Service withdraw procedures:

(i) Service yellow warning card: Party B will be listed on Party A’s website as a CP/SP that has received yellow warning card, and Party A will also send written form notice to Party B to such effect.

(ii) Service red warning card: Upon receipt of service red warning card, Party B shall automatically terminate its cooperation with Party A in such service area, and the service accession code will be reclaimed by Party A. Within one year after the termination, Party A will not accept Party B’s application for such service.

(3)	CP/SP withdraw mechanism based upon service violation:

Shall be dealt in accordance with “Administrative Measures of “Uni-Info” Concerning Service Violation” (as follows).

Chapter III “Administrative Measures of “Uni-Info” Concerning Service Violation”

1.	Definition of service violations:

No.	Service Violation	Category
1	SP fails to provide subscribers with a two-day un-subscribe period for the customized monthly service.	A
2	Price of the service has not been indicated in the promotion of the service or in the process of customization by subscribers.	A
3	In the process of service registration, SP fails to explicitly notify subscribers that such service is provided on a monthly basis, and charge subscribers with monthly fees.	A
4	SP fails to provide appropriate customer support in accordance with the Agreement and the service administrative measures, or fails to timely respond to Unicom customer complaint within the period of time committed in the Agreement.	A
5	SP’s system downtime is in access of that committed in the Agreement.	A
6	Cannot un-subscribe service by sending “0000.”	A
7	SP opens account and collect fees from customers without the consent of such customers.	B
8	SP sends group SMS to subscribers via its own access number without Party A’s consent.	B
9	SP fails to fill the service fee list in a proper way, making it impossible to collect communication fee accurately.	B
10	SP provides the service to customers initially on a free trail basis, and upon the conclusion of trail period, SP starts to collect fees without notifying the customers.	B
11	SP starts to provide new service without notifying China Unicom.	B

Note: Party A reserves the right to revise the list of service violation according to problems arising from the development of service.

2.	Determination of the degree of service violations:

Service violation satisfying any one of the following conditions shall be third degree violation:	SP has conducted any one of the “Category A” service violations.

Service violation satisfying any one of the following conditions shall be second degree violation:	1. SP has concurrently conducted three (or more) “Category A” service violations.
2. SP has been determined in third degree violation for two consecutive occasions.
3. SP has conducted any one of the “Category B” service violations.

Service violation satisfying any one of the following conditions shall be first degree violation:	SP has been determined in second degree violation for two consecutive occasions.

3.	Sanctions against service violations:

Degree of Violation	Sanctions	Detail	Time
Third Degree Violation	1. Third degree violation warning:	SP that has been determined in the third degree violation will be listed on the third violation SP list, and will be notified to such effect.	Three months after the notification of sanctions.
	2. Suspending accession of new services	Party A will suspend the examination and approval of the SP’s application for new service under the “Uni-Info” service, and Party A will suspend or terminate the cooperation with Party B in service promotion.

Second Degree Violation	1. Second degree violation warning:	SP that has been determined in the second degree violation will be listed on the third violation SP list, and will be notified to such effect.	Three months after the notification of sanctions.
	2. Suspending accession of new services	SP’s profit distribution ratio will be reduced by 10 points. With respect to SP that has a information service revenue less than RMB100,000 prior to settlement, it shall be fined with liquidated damages at RMB10,000 for each violation that has been determined by Party A.

First Degree Violation	Terminating settlement and accession.	Party A will terminate the settlement with SP, and SP shall rectify its services. If Party B still cannot be qualified after rectification, Party A will terminate the cooperation with the SP and reclaim the SMS accession number of the SP, and will not engage in any service cooperation with the SP within one year thereafter.

Chapter IV Effectiveness and Miscellaneous

1. This supplemental agreement shall be effective as of March 1, 2004, which shall constitute an integral party of the Agreement, having same legal effect.

2. The parties agree that, upon expiration of the Agreement, the parties will execute a renewed cooperation upon mutual consent. Party A will deliver to Party B a copy of the renewed cooperation agreement for consultation between the parties.

3. With respect to any issue not included in this supplemental agreement, the Agreement shall rule; if there is any discrepancy between this supplemental agreement and the Agreement, this supplemental agreement shall prevail.

4. This supplemental agreement shall be executed in two original counterparts, with Party A and Party B holding one thereof, which shall have equal effect in law.

Signature Page

Party A (official chop): China Unicom Co., Ltd.

Legal or authorized representative:

Date: February 28, 2004

Party B (official chop): Guangzhou NetEase Computer System Co., Ltd.

Legal or authorized representative:

Date: February 28, 2004